UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 1, 2026

ACM Research, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	001-38273	94-3290283
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

42307 Osgood Road, Suite I
Fremont, California	94539
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (510) 445-3700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol	Name of each exchange on which registered
Class A Common Stock, par value $0.0001 per share	ACMR	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934: Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 3, 2026, ACM Research, Inc. (the “Company”) announced that, effective October 1, 2026, Yue Ma had commenced employment with the Company as Chief Operations Officer. Prior to joining the Company, Mr. Ma, age 53, served at ASML Holding N.V. (NASDAQ: ASML) as Senior Principal Architect from 2014 to 2023 and Technical Expert from 2024 to 2026. Mr. Ma holds a Bachelor’s degree from the University of Texas at Austin and a Doctorate degree in Chemical Engineering from the University of Minnesota Twin Cities.

In connection with his employment by the Company, the Company and Mr. Ma entered into an offer letter dated May 8, 2026, as amended by an addendum dated August 24, 2026 (the “Offer Letter”). Pursuant to the Offer Letter, Mr. Ma will receive an annual base salary of $375,000 and will be eligible to participate in the Company’s annual incentive and milestone bonus program, with a target annual bonus opportunity of $100,000, based on achievement of individual and Company performance objectives as determined by the Company in its sole discretion, subject to Company approval and his continued employment through the applicable payout date. In accordance with the Offer Letter, on October 1, 2026, the Company granted Mr. Ma (i) a stock option to purchase 100,000 shares of the Company’s Class A common stock at an exercise price of $83.58 per share, which vests as to 25% of the shares on October 1, 2027, with the balance vesting in 36 successive equal monthly installments thereafter, subject to Mr. Ma’s continued service, and (ii) an award of 13,470 restricted stock units, which vests in four equal annual installments beginning on the first anniversary of the grant date, subject to Mr. Ma’s continued service, in each case granted under the Company’s 2016 Omnibus Incentive Plan and subject to the terms and conditions of the applicable award agreements, which are filed as Exhibits 10.11(a) and 10.11(c), respectively, to the Company’s Annual Report on Form 10-K, as filed with the Securities and Exchange Commission on March 2, 2026. The Offer Letter also provides that all equity awards are subject to approval by the Company’s Board of Directors or the Compensation Committee. In addition, the Company agreed to provide Mr. Ma with a one-time sign-on bonus of $50,000 and relocation benefits at a total Company cost of up to $150,000, including applicable tax gross-ups. If Mr. Ma voluntarily resigns or his employment is terminated by the Company for cause, he must repay 100% of the $50,000 sign-on bonus and Company-paid relocation benefits, including associated tax gross-ups, if termination occurs within the first 12 months of employment, or 50% if termination occurs after 12 months but before 24 months. No repayment applies after 24 months of employment. Mr. Ma is also subject to confidentiality and invention-assignment obligations and certain restrictive covenants.

Mr. Ma’s employment with the Company is at will. There are no arrangements between Mr. Ma and any other persons pursuant to which he was appointed to serve as the Company’s Chief Operations Officer. There are no family relationships between Mr. Ma and any director or executive officer of the Company, and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

The foregoing description of the Offer Letter does not purport to be complete and is subject to, and qualified in its entirety by, the full text of such agreement, which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit	Description

10.1	Offer Letter, dated May 8, 2026, by and between the Company and Yue Ma, and Offer Letter Addendum, dated August 24, 2026

104	Cover Page Interactive Data File (embedded within the XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ACM RESEARCH, INC.

	By:	/s/ Mark McKechnie
Mark McKechnie
Chief Financial Officer and Treasurer

Dated: November 3, 2026